SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report: November 18, 2002

Exact Name of
Commission	Registrant	State or other	IRS Employer
File	as specified in	Jurisdiction of	Identification
Number	its charter	Incorporation	Number

333-66032	PG&E National	Delaware	94-3316236
Energy Group, Inc.

PG&E National Energy Group, Inc.
7600 Wisconsin Avenue
(mailing address: 7500 Old Georgetown Road)
Bethesda, Maryland 20814

(Address of principal executive offices) (Zip Code)

(301) 280-6800
(Registrant’s telephone number, including area code)

Item 5. Other Events

This current report on Form 8-K discusses recent defaults by PG&E National Energy Group Inc. and includes forward-looking statements with respect to potential charges against earnings that are necessarily subject to various risks and uncertainties. These statements are based on current expectations and assumptions which management believes are reasonable and on information currently available to management. Actual results could differ materially from those contemplated by the forward-looking statements. These statements should be read in conjunction with the forward-looking statement factors set forth in the Management Discussion and Analysis of Financial Condition and Results of Operations in the Form 10-Q Quarterly Report of PG&E NEG for the quarter ended September 30, 2002.

Defaults under Various Debt Agreements and Guaranteed Equity Commitments

On November 14, 2002, PG&E National Energy Group Inc. (PG&E NEG) defaulted on the repayment of the $431 million 364-day tranche of its Corporate Revolver. The amount outstanding under the two-year tranche of the Corporate Revolver is $273 million, the majority of which supports outstanding letters of credit. The default under the Corporate Revolver also constitutes a cross-default under (1) PG&E NEG’s Senior Notes ($1 billion outstanding), (2) its guarantee of the Turbine Revolver ($205 million outstanding), and (3) its equity commitment guarantees for the GenHoldings credit facility ($355 million outstanding), for the La Paloma credit facility ($375 million outstanding) and for the Lake Road credit facility ($230 million). In addition, on November 15, 2002, PG&E NEG failed to pay a $52 million interest payment due under the Senior Notes.

Notwithstanding the defaults, PG&E NEG believes that the lenders will continue to negotiate a global restructuring of these commitments. This global restructuring would require PG&E NEG to abandon, sell, or transfer certain of PG&E NEG’s merchant assets and reduce energy trading operations. If agreed to by PG&E NEG’s lenders and implemented by PG&E NEG, these various asset transfers, sales and abandonments would cause substantial charges to earnings in either the fourth quarter of 2002 or in 2003. If the lenders exercise their default remedies or if a restructuring is not achieved, PG&E NEG and certain of its subsidiaries may be compelled to seek protection under or be forced into Chapter 11 of the Bankruptcy Code.

Notwithstanding these restructuring efforts, if PG&E NEG abandons, sells or transfers assets in an effort to meet current liquidity needs or other strategic efforts, PG&E NEG would incur substantial charges to earnings in either the fourth quarter of 2002 or in 2003.

In addition, the default by PG&E NEG will cause cross-defaults to occur under certain master trading agreements entered into between various of PG&E NEG’s energy trading subsidiaries and counterparties. PG&E NEG has guaranteed the energy trading subsidiaries’ obligations under these contracts.

Rating Actions

On November 13, 2002, Moody’s Investors Service (Moody’s) announced its decision to downgrade the credit rating of PG&E NEG to Ca from B3. In addition, Moody’s announced that it was downgrading the credit rating of each of the following PG&E NEG subsidiaries: PG&E Gas Transmission, Northwest Corp. (PG&E GTN) (downgraded to B1 from Ba1); USGen New England, Inc. (USGenNE) (downgraded to Caa1 from B2); and Attala Generating Company, LLC (Attala) (downgraded to Caa2 from B2). The ratings on each of these companies remain negative and PG&E GTN remains under review for possible downgrade.

Moody’s stated in its press release that its rating action reflects PG&E NEG’s disclosures that it would not make certain interest and principal payments under the Corporate Revolver or the Senior Notes. Moody’s stated that its outlook for these companies reflects the uncertainty associated with the outcome of PG&E NEG’s debt restructuring efforts, including the possibility of a bankruptcy filing by PG&E NEG.

On November 14, 2002, Standard & Poor’s (S&P) announced its decision to downgrade the credit rating of PG&E NEG to D from B- and removed the rating from CreditWatch. In addition, S&P announced that it was downgrading the credit rating of each of the following PG&E NEG subsidiaries: PG&E GTN(downgraded to CCC from BB-); USGenNE (downgraded to C from B-); PG&E Energy Trading Holdings Corp. (PG&E ET) (downgraded to C from B-); and Attala (downgraded to C from B-). The ratings on each of the subsidiaries remain on CreditWatch with negative implications. S&P withdrew its rating of PG&E Generating Company, LLC.

S&P stated that its rating action reflects the possibility that PG&E NEG may not be successful in resolving its financial difficulties outside of bankruptcy. S&P lowered PG&E GTN’s rating to below investment grade to reflect S&P’s maximum three-notch differential between the rating of a ring fenced entity and its ultimate parent. S&P noted that PG&E GTN’s stand-alone credit quality remains considerably stronger than the current rating would indicate.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

PG&E NATIONAL ENERGY GROUP, INC.

By: /s/ Thomas E. Legro Name: Thomas E. Legro Title: Vice President and Chief Accounting Officer

Dated: November 18, 2002

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